Exhibit 10.2

Dynamic Materials Corporation
2006 Stock Incentive Plan
Form of Restricted Stock Unit Agreement

Notice of Restricted Stock Unit Grant

Dynamic Materials Corporation (the “Company”) grants to the Grantee named below, in accordance with the terms of the Dynamic Materials Corporation 2006 Stock Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement attached hereto (the “Agreement”), the following number of Restricted Stock Units (the “RSUs”) on the terms set forth below:

Grantee:
Total Number of RSUs Granted:
Date of Grant:	, 2009
Vesting:	Subject to the Plan and the Agreement attached hereto, the RSUs shall vest in three (3) equal installments on each of the first three (3) anniversaries of the Date of Grant

The Grantee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Agreement attached hereto subject to all of the terms and provisions thereof.  The Grantee has reviewed the Plan and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Agreement, and fully understands all provisions of the Agreement.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.  The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

GRANTEE:	DYNAMIC MATERIALS CORPORATION:

By:
[INSERT GRANTEE’S NAME]
Date:	Title:
Address:	Date:

Restricted Stock Unit Agreement

Section 1.   Grant of RSUs.  The Company hereby grants to the Grantee the number of RSUs set forth in the Notice of Restricted Stock Unit Grant, subject to the terms, definitions and provisions of the Plan and this Agreement.  All terms, provisions, and conditions applicable to the RSUs set forth in the Plan and not set forth herein are incorporated by reference.  To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.  All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Section 2.   Termination of Continuous Service.

(a)             If the Grantee’s Continuous Service as an Employee is terminated for any reason other than (i) death, (ii) Disability (as defined below), (iii) Retirement (as defined below) or (iv) termination by the Company and its Subsidiaries without Cause (as defined below), the Grantee shall forfeit, and receive no payment with respect to, all RSUs that are not vested at the time of such termination of Continuous Service.  If the Grantee’s Continuous Service as an Employee terminates due to the Grantee’s death, Disability, Retirement, or is terminated by the Company and its Subsidiaries without Cause, while any RSUs are not vested, the RSUs shall vest on the date of the Grantee’s termination of Continuous Service for such reason.

(b)             For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary.  If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained or contributed to by the Company or the Subsidiary that employs the Grantee or in which the Company’s or Subsidiary’s employees participate.  “Disability” also means the Grantee’s entitlement to long-term disability benefits under a government disability program.

(c)             For purposes of this Agreement, the term “Retirement” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary.  If the Grantee’s employment agreement does not define the term “Retirement,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Retirement” shall mean termination of employment on and after the Grantee’s 65th birthday.

(d)             For purposes of this Agreement, the term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary.  If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Cause” shall have the same meaning as provided in the Plan.

Section 3.   Payment for RSUs; Delivery of Stock Certificates.

(a)             Vested RSUs shall be settled in shares of Stock.

(b)             RSUs shall be paid and settled in shares of Stock on or before the thirtieth (30th) day after the date the RSUs become vested as provided in Section 2 above (the “Payment Date”) unless provided otherwise in this Agreement.  The Company shall select the date of payment.

(c)             As of the Date of Grant, the Grantee is not subject to United States income tax on his remuneration from the Company or any Subsidiary of the Company (referred to as “Pay”).  If, after the Date of Grant, the Grantee becomes subject to United States income tax on his Pay, the following provisions will apply to payments under this Agreement and the Plan.

(i)           If any RSUs become vested because the Grantee terminates employment on account of Disability or Retirement, a payment will be made under this Section 3 only if the termination of employment is a “separation from service” within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A).(1)

(ii)          Further, if, on the date of separation from service (as defined in Section 409A) on account of Disability or Retirement, the Grantee is a “specified employee” as defined in Section 409A, the Payment Date shall be the earliest date on which payment may be made under Section 409A(a)(2)(B)(i) (the six month delay rule for specified employees).(2)

(iii)         If, pursuant to Section 19 of the Plan, the RSUs become fully vested upon a Change in Control (as defined) in the Plan, (A) the RSUs shall be payable upon the Change in Control only if the Change in Control is a “change in control” as defined in Section 409A and (B) the RSUs shall be paid at the time provided in Section 3(b) when they would otherwise have vested.  If vested RSUs become payable following a change in control upon a separation from service within the meaning of Section 409A that is not an involuntary separation as defined in Section 409A and if the Grantee is a “specified employee” as defined in Section 409A, the RSUs shall be paid on the earliest day on which payment may be made under Section 409A(a)(2)((B)(i) (the six month delay rule for specified employees).

(d)             The parties acknowledge that if the Grantee becomes subject to United States income tax with respect to his Pay, certain provisions of this Agreement and the Plan and certain amounts payable under this Agreement may be nonqualified deferred compensation

(1) U.S. Internal Revenue Code § 409A imposes strict requirements and penalties on certain deferred compensation (for this purpose, the RSUs are deferred compensation).  The regulations issued under § 409A have a specific definition of “separation from service,” which generally requires that the Grantee reduce the level of service performed for the Company or a Subsidiary to 20% or less of the average level of service performed over the preceding 36 months.  Section 409A will be relevant only if the Grantee’s Pay from the Company or a Subsidiary becomes subject to U.S. income tax.

(2) Under § 409A if a “specified employee” (defined very generally as an officer with pay from the Company greater than US$130,000, or an individual who owns more than 5% of the Company or an individual who owns more than 1% of the stock of the Company any has pay from the Company greater than US$150,000) receives a payment on account of a termination of employment, the payment must be delayed for 6 months.

subject to Section 409A.  The parties agree that, to the extent necessary, this Agreement and the Plan shall be construed, interpreted and administered in a manner consistent with Section 409A, the regulations, rules, and other guidance issued with respect to Section 409A.  The parties further agree to amend this Agreement and the Plan in order to comply with rules, regulations or other guidance issued with respect to Section 409A.

Section 4.   Non-Transferability of RSUs.  Except as permitted by law, RSUs, whether or not vested, may not be sold, assigned, transferred by gift or otherwise, pledged or hypothecated, or otherwise disposed of, by operation of law or otherwise at any time. Any attempt to do so shall be null and void.

Section 5.   Entire Agreement.  The Plan is incorporated herein by reference.  The Plan and this Agreement constitute the entire agreement of the parties with respect to the RSUs and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee

Section 6.   No Voting Rights; No Dividends.  The Grantee shall have no voting, dividend or any other rights as a holder of shares of the Company with respect to the RSUs. Upon payment of the RSUs and the transfer of shares of Stock to the Grantee, the Grantee shall have all of the rights of a holder of Shares of the Company.  The Grantee’s right to receive Stock under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

Section 7.   Taxes.  Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company or the Subsidiary that employs the Grantee, an amount sufficient to satisfy any applicable tax withholding requirements applicable to the shares of stock issued in payment for vested RSUs.  The Committee may condition the delivery of such Shares upon the Grantee’s satisfaction of such withholding obligations.  If permitted by the Committee, the Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact).  Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Section 8.   Miscellaneous Provisions.

(a)             Notice.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(b)             Securities Laws.  Upon the acquisition of any Shares pursuant to settlement of RSUs, the Grantee shall make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

(c)             Choice of Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OR CHOICE OF LAW RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

(d)             Modification or Amendment.  This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 18 and 20(b) of the Plan or as required by any applicable law may be made without such written agreement.

(e)             Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(f)              Not an Employment Contract.  This Agreement is not an employment contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Grantee to continue in the continuous service of the Company or a Subsidiary, or of the Company or a Subsidiary to continue the Grantee in the continuous service of the Company or a Subsidiary.

(g)             Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)             References to Plan.  All references to the Plan shall be deemed references to the Plan as it may be amended.

(i)              Headings.  The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

(j)              Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting.  The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.